Exhibit 99.3

COMMUNITY SOUTHERN HOLDINGS, INC.

CONDENSED BALANCE SHEETS

($ In thousands, except for per share amounts)

ASSETS	At March 31, 2015	At December 31, 2014
	(Unaudited)
Cash and due from banks	$5,042	$3,177
Interest earning deposits with banks	236	11,047
Federal funds sold	9,980	480

Cash and cash equivalents	15,258	14,704
Securities available-for-sale	54,498	53,370
Loans, net of allowance for loan losses of $1,793 and $1,729	168,434	163,374
Premises and equipment, net	6,009	6,046
Foreclosed real estate	50	120
Prepaid and other assets	6,515	8,069

Total assets	$250,764	$245,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits	188,209	185,174
Federal Home Loan Bank Advances	32,131	26,330
Accrued interest payable and other liabilities	1,184	5,628

Total liabilities	221,524	217,132

STOCKHOLDERS’ EQUITY
Preferred stock, Class A, $1.00 par value, $1,000 liquidation value, 5,700 shares issued and outstanding	5,700	5,700
Common stock, $5 par value; 5,000,000 shares authorized, 2,533,318 and 2,520,478 shares issued and outstanding at March 31, 2015 and December 31, 2014	12,845	12,603
Additional paid-in capital	10,106	9,948
Retained Earnings	828	569
Accumulated other comprehensive (loss)	(239)	(269)

Total stockholders’ equity	29,240	28,551

Total liabilities and stockholders’ equity	$250,764	$245,683

COMMUNITY SOUTHERN HOLDINGS, INC.

CONDENSED STATEMENTS OF INCOME (Unaudited)

($ In thousands)

	Three Months Ended March 31,
	2015	2014
INTEREST INCOME
Loans	$1,950	$1,782
Securities	265	314
Federal funds sold and other	5	14

Total interest income	2,220	2,110
Interest expense on deposits and borrowings	412	422

Net interest income	1,808	1,688
Provision for loan losses	61	47

Net interest income after provision for loan losses	1,747	1,641

NONINTEREST INCOME
Service charges and other	28	26
Other income	144	99

Total noninterest income	172	125

NONINTEREST EXPENSES
Salaries and employee benefits	915	929
Occupancy	170	179
Other	452	449

Total noninterest expenses	1,537	1,557

Net income before taxes	382	209
Income taxes	92	19

Net Income	$290	$190
Preferred stock dividend requirements	(14)	(14)

Net income available to common stockholders	$276	$176

COMMUNITY SOUTHERN HOLDINGS, INC.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

($ In thousands)

	Three months ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$276	$176
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	61	47
Depreciation and amortization	164	78
Stock-based compensation	7	7
Changes in assets and liabilities	(2,851)	1,530

Net cash provided by operating activities	$(2,343)	1,838

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities, payment and calls of securities	$96	$8,000
Purchases of securities, net	(1,388)	(1,552)
Change in Loans, Net	(5,098)	(4,590)
Purchases of premises and equipment, net	(25)	(23)
Proceeds from sale of other real estate owned	70	0

Net cash provided by investing activities	$(6,345)	$1,835

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	3,035	4,818
Net change in other borrowings	5,801	439
Preferred Stock dividend paid	(14)	(14)
Proceeds from the issuance of common stock	420	0

Net cash used in financing activities	$9,242	$5,243

INCREASE IN CASH AND CASH EQUIVALENTS	554	8,916
CASH AND CASH EQUIVALENTS, beginning of period	14,704	17,320

CASH AND CASH EQUIVALENTS, end of period	$15,258	$26,236

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